                            EXHIBIT B

              IDENTIFICATION AND CLASSIFICATION OF
            SUBSIDIARY WHICH ACQUIRED SECURITY BEING
           REPORTED ON BY THE PARENT HOLDING COMPANIES



     IA, a registered investment adviser, acquired "beneficial ownership" of the securities being reported on as a result of its discretionary authority to acquire, dispose and (with respect to certain of such securities) vote the securities being reported on. Pursuant to Rule 13d-1(b)(ii)(G) of the Securities Exchange Act of 1934, as amended, a parent holding company may file a statement on Schedule 13G. Under a series of SEC no-action letters, including the letter issued to WARREN BUFFET AND BERKSHIRE HATHAWAY, INC. (available December 5, 1986), the SEC allowed individuals to file Schedule 13G, if such individuals controlled corporations that either were eligible to file Schedule 13G or directly or indirectly controlled entities eligible to file Schedule 13G reports. As an individual and an entity, respectively, ultimately controlling an entity qualified to file Schedule 13G, Shareholder and Corporate G.P. should be treated as "parent holding companies" and given the benefit of the Schedule 13G reporting regime to report their indirect beneficial ownership in such shares.


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